Exhibit 99.(h)(iv)

THE NORTHERN TRUST COMPANY

50 South LaSalle, St

Chicago, Illinois 60603

April 1, 2016

Ariel Investment Trust

c/o Ariel Investments LLC

200 East Randolph Street

Suite 2900

Chicago, IL 60601

Attn: Mr. James R. Rooney

Re: Ariel Investment Trust $125,000,000 Overdraft Facility

Dear Sirs,

The Northern Trust Company (the “Bank”) is pleased to confirm that it has placed at the disposal of Ariel Investment Trust, a registered open-end management investment company (the “Trust”) on behalf of the accounts, series or portfolios of the Trust which are listed beneath the Trust’s name on the signature page hereto (each such account, series or portfolio, a “Borrower” and, collectively, the “Borrowers”), an overdraft facility not exceeding $125,000,000 (the “Facility Amount”) on the following terms and conditions:

1	FACILITY TYPE AND PURPOSE; DEFINITIONS

1.1	Each Borrower is a separate and distinct account, series or investment portfolio of the Trust and, as such, is not a separately existing legal entity entitled to enter into contractual agreements or to execute instruments and, for these reasons, the Trust shall execute this Agreement on behalf of each Borrower and each Borrower will utilize the Overdrafts (defined below) thus made on its behalf. Any action to be taken by any Borrower may be taken by the Trust on such Borrower’s behalf. The liability of the Trust shall, in respect of any Overdraft made to any Borrower hereunder and interest thereon and the fees and expenses associated therewith and in relation to any covenant, representation, warranty or indemnity to the extent made in respect of, or given on behalf of, such Borrower or any such Overdraft, be limited in recourse to the assets of such Borrower and not to the assets of any other Borrower or an other series or investment portfolio of the Trust. The obligations of each Borrower under this Agreement shall be several and not joint.

1.2

Reference is made to that certain Custody Agreement, dated as of March 24, 2016, by and between the Trust and the Bank (as amended, restated, supplemented or otherwise modified from time to time, the “Custody Agreement”). Pursuant to Sections 6(c) and 10(c) of the Custody Agreement the Bank has agreed from time to time to make, in its sole discretion, overdrafts to the Borrowers under the circumstances and pursuant to the terms described in the Custody Agreement (such discretionary agreement to make overdrafts, the “Overdraft Facility”). The purpose of this Agreement is to set forth with more particularity the terms by which the Bank is willing to make advances to the Borrowers under the Overdraft Facility. The Overdraft Facility as modified by the terms hereof is referred to herein as the “Facility”. For the avoidance of doubt, the parties acknowledge and agree that (i) this Agreement does not expand the Bank’s obligations, or restrict any of its rights, under the Custody Agreement, and (ii) any termination of this Agreement will result in the termination of neither the Custody Agreement nor any rights of the Bank thereunder.

1.3	The Facility is an unsecured and uncommitted line of credit, available by way of overdrafts (each an “Overdraft”) on accounts (the “Accounts”) maintained with the Bank by the Borrowers in Dollars or any other currency which the Bank agrees to include in this Facility (an “Optional Currency”), and Overdrafts repaid by any Borrower may be re-borrowed solely in the Bank’s discretion. For the avoidance of doubt “uncommitted line of credit” shall mean that each Borrower has no commitment to borrow and the Bank has no commitment to lend. Neither the execution and delivery of this Agreement or the Custody Agreement nor the acceptance by the Bank thereof, nor the existence herein or in the Custody Agreement of conditions precedent to the funding of Overdrafts or provisions establishing defaults or events of default, nor the existence of the term “Termination Date” shall be deemed or construed to create any contractual commitment to lend by the Bank to any Borrower or to maintain the Facility beyond the date determined by the Bank in its sole discretion.

1.4	THE BANK RESERVES THE RIGHT TO CANCEL THE FACILITY AT ANY TIME UPON WRITTEN NOTICE TO THE BORROWERS, AT WHICH TIME ALL SUMS OUTSTANDING UNDER THE FACILITY SHALL BE REPAYABLE UPON DEMAND.

1.5	The Facility is made available to meet unanticipated end-of-day liquidity needs of the Borrowers which cannot be fulfilled by trading activities.

1.6	As used in this Agreement, the following terms shall have the following meanings:

“Agreement”: this letter agreement by and between (i) the Trust on behalf of each Borrower and (ii) the Bank.

“Business Day”: has the meaning set forth in Section 6.1.

“Closing Date”: the date of this Agreement.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Commonly Controlled Entity”: with respect to each Borrower, an entity, whether or not incorporated, which is under common control with such Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes such Borrower and which is treated as a single employer under Section 414 of the Code.

“Default”: any of the events specified in Section 9, which with notice, or lapse of time, or both, would constitute an Event of Default.

“Dollars” and “$”: lawful currency of the United States of America.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Event of Default”: any of the events specified in Section 9, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Federal Funds Target Rate”: the then applicable target federal funds rate as determined by the Federal Open Market Committee of the Federal Reserve from time to time.

“Investment Adviser”: Ariel Investments, LLC.

“Investment Policies”: with respect to each Borrower, the fundamental and non-fundamental policies, and related limits and restrictions, on investing by such Borrower set forth in the statement of additional information for such Borrower, as such statement of additional information may be amended or supplemented from time to time.

“Liens”: has the meaning set forth in Section 8.1 hereof.

“Material Adverse Effect”: with respect to each Borrower, a material adverse effect on (a) the business, financial condition, operations or ability to timely perform any of its material obligations under this Agreement or the Custody Agreement of such Borrower or (b) the legality, validity, binding nature or enforceability of this Agreement or the Custody Agreement or the rights or remedies of the Bank hereunder or thereunder.

“Person”: an individual, partnership, limited liability company, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan covered by ERISA which the Trust or any Borrower maintains.

“Prospectus”: at a particular time, and as to each Borrower, the currently effective prospectus and statement of additional information of such Borrower.

“Termination Date”: March 31, 2017.

2	AMOUNT

2.1	Subject to its compliance with the provisions hereof, including without limitation Section 2.2, any Borrower may borrow the Facility Amount in its entirety, provided that the maximum aggregate principal amount of all outstanding Overdrafts may not at any time exceed the Facility Amount

2.2	With respect to each Borrower, Overdrafts on the Accounts in the name of such Borrower may not exceed at any time 30% of the aggregate asset value of such Borrower or 100% of any lower borrowing limit set out in the constitutional documents of such Borrower.

3	DURATION

Subject to Section 1.4, the Facility is available from the date of each Borrower’s acceptance of the terms and conditions set out in this letter until further notice; provided that unless earlier terminated by the Bank, the Facility shall expire on the Termination Date.

4	REPRESENTATIONS AND WARRANTIES; CONDITIONS PRECEDENT

4.1	As a condition precedent to the Facility and to each Overdraft made by the Bank hereunder, the Trust on behalf of itself and each Borrower hereby represents and warrants on a continuing basis to the Bank that (it being agreed that the Trust represents and warrants only to matters with respect to itself and each Borrower, and each Borrower represents and warrants only to matters with respect to itself):

(a)	The Trust (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority and the legal right to own its property and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or business trust and is in good standing under the laws of each jurisdiction where its ownership of property or the conduct of its business requires such qualification and (d) is in compliance with all applicable law, including without limitation the Investment Company Act of 1940, as amended (the “1940 Act”), except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect. The shares of the Trust have been validly authorized. Each Borrower is duly established as a series, account or portfolio of the Trust.

(b)	The execution, delivery and performance of this Agreement, the Overdrafts incurred hereunder and the use of the proceeds thereof will not violate any material requirement of law (including, without limitation, the 1940 Act) or contractual obligation of the Trust or any Borrower and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any such requirement of law or contractual obligation.

(c)	It has full power and authority to enter into this Agreement with the Bank and the terms of this Agreement are and will at all times be fully enforceable against it by the Bank, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(d)	The Trust has no subsidiaries, or any equity investment or interest in any other Person (other than portfolio securities which have been acquired in the ordinary course of business).

(e)	Except for Section 18 of the 1940 Act, it is not subject to any legal, regulatory or other restriction which does or may prohibit or restrict such Borrower’s ability to borrow monies from the Bank for the purposes, and in accordance with the terms and conditions, set out in this Agreement.

(f)	The assets of the Accounts are not secured, pledged or charged or in any way encumbered for the benefit of a third party other than Liens permitted by Section 8.1 hereof.

(g)	The statement of financial condition of each Borrower as at September 30, 2015, which financial statements is accompanied by the audit report of Deloitte & Touche, independent public accountants, heretofore furnished to the Bank, fairly present in all material respects the financial condition of such Borrower as at said date in conformity with GAAP applied on a consistent basis.

(h)	Since September 30, 2015, there has been no change in the operations, business, property, or financial condition of such Borrower except those occurring in the ordinary course of business (including, without limitation, fluctuations in prices and values of securities investments), none of which individually or in the aggregate have been materially adverse.

(i)	The statements and information furnished in writing by the Trust or such Borrower to the Bank in connection with the negotiation of this Agreement and the agreement by the Bank to provide the financing contemplated hereby do not contain any untrue statements of a material fact or omit a material fact necessary to make the material statements contained herein or therein, in the light of the circumstances under which they were made, not misleading when taken as a whole and under the circumstances as of the time when made, and the Bank acknowledges that, as to any projections furnished to the Bank, such Borrower only represents that the same were prepared on the basis of information and estimates such Borrower believed to be reasonable when made and not that the projections will be achieved, and actual results might vary and such variance might be material.

(j)	Such Borrower has received all licenses, permits, and approvals of all federal, state, local, and foreign governmental authorities, if any, necessary to conduct its businesses, in each case except where the failure to obtain or maintain the same could not reasonably be expected to have a Material Adverse Effect. No investigation or proceeding which, if adversely determined, could reasonably be expected to result in revocation or denial of any material license, permit or approval is pending or, to the knowledge of such Borrower threatened.

(k)	Such Borrower has good and defensible title (or valid leasehold interests) to its assets as reflected on the most recent balance sheet of such Borrower furnished to the Bank, subject to no Liens other than such thereof as are permitted by Section 8.1 hereof.

(l)	There is no litigation or governmental proceeding or labor controversy pending against such Borrower, nor to the knowledge of such Borrower threatened, against such Borrower which if adversely determined could reasonably be expected to have a Material Adverse Effect.

(m)	All tax returns required to be filed by such Borrower in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees, and other governmental charges upon such Borrower or upon any of its property, income or franchises, which are shown to be due and payable in such returns, have been paid, unless such taxes, assessments, fees or other governmental charges are being contested in good faith by such Borrower.

(n)	No authorization, consent, license, or exemption from, or filing or registration with, any court or governmental department, agency, or instrumentality, nor any approval or consent of any other Person, is or will be necessary for the valid execution, delivery, or performance by such Borrower of this Agreement.

(o)	Such Borrower is an “investment company” within the meaning of the 1940 Act. The Trust is a registered open-end management investment company under the 1940 Act.

(p)	Neither the Trust, such Borrower nor any Commonly Controlled Entity has currently or has had at any time any liability or obligation under ERISA or the Code with respect to any Plan maintained by any of them that could reasonably be expected to have a Material Adverse Effect.

(q)	Such Borrower is in compliance with the requirements of all federal, state and local laws, rules and regulations applicable to or pertaining to its property or business operations, non-compliance with which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(r)	Such Borrower is not in default under the terms of any covenant, indenture or agreement of or affecting such Borrower or any of its property, which default could reasonably be expected to have a Material Adverse Effect.

(s)	No Default or Event of Default has occurred and is continuing.

(t)	Such Borrower is in compliance in all material respects with all of its Investment Policies.

(u)	Such Borrower is permitted to borrow hereunder pursuant to the limits and restrictions set forth in its Prospectus.

Each borrowing of an Overdraft by any Borrower hereunder shall constitute a representation and warranty by such Borrower as of the date thereof that the conditions contained in this Section 4.1 have been satisfied with respect to such Borrower and that the foregoing representations and warranties are true and correct in all material respects (or, in the case of such representations and warranties that are already qualified by materiality, in all respects) on and as of such date as if made on and as of such date.

4.2	As a condition precedent to the availability of the Facility, the Borrowers shall provide to the Bank, in form and substance satisfactory to the Bank, the following:

(a)	a copy of this letter, duly signed on behalf of the Borrowers by way of acceptance of the terms and conditions of this letter;

(b)	true and correct copies, certified as to authenticity by the Trust, of the most recent Prospectus for each Borrower, the Principal Underwriting and Administrative Services Agreement for each Borrower, the Investment Management Services Agreement of the Trust with respect to each Borrower, the current registration statement for each Borrower, the most recent annual and semi-annual financial reports for each Borrower and such other documents or instruments as may be reasonably requested by the Bank;

(c)	a copy of the resolutions, in form and substance reasonably satisfactory to the Bank, of the board of trustees or directors, as the case may be, of each of the Trust authorizing (i) the execution, delivery and performance of this Agreement and (ii) the overdrafts contemplated hereunder, certified by the Secretary or an Assistant Secretary of the Trust as of the Closing Date, which certificate shall be in form and substance satisfactory to the Bank and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded and are in full force and effect.

(d)	a Certificate of the Trust, dated the Closing Date, as to the incumbency and signature of the officers of the Trust executing this Agreement, executed by the Secretary or any Assistant Secretary of the Trust, reasonably satisfactory in form and substance to the Bank.

(e)	true and complete copies of the charter or certificate or other constitutive documents, as the case may be, and by-laws or similar organizational document of the Trust, certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of the Trust.

(f)	the executed legal opinion of counsel to the Trust and each of its underlying accounts, series or portfolios which is a Borrower, in a form acceptable to the Bank. Such legal opinion shall include an Illinois law enforceability opinion, corporate and good standing opinions with respect to the Trust, an Investment Company Act opinion and shall cover such other matters incident to the transactions contemplated by this Agreement as the Bank may reasonably require.

(g)	In addition, each of the representations and warranties contained in this Agreement shall be true and correct.

5	REPAYMENT

Each Borrower shall repay all Overdrafts incurred by it together with accrued interest on the earliest to occur of: (a) the day on which written demand is made by the Bank for repayment; (b) the day on which an Event of Default occurs; and (c) the Termination Date.

6	INTEREST

6.1	Interest will be calculated on the amount of each Overdraft on the basis of the number of days elapsed and a year of 360 days. Interest on each Overdraft will be payable at a rate per annum equal to the sum of (x) 1.00% and (y) the Federal Funds Target Rate.

6.2	Interest on each Overdraft shall be payable by the Borrowers in arrears on the third Business Day of the following calendar month and shall be paid by debit to the relevant Account, or otherwise as per the terms of any separate invoice issued for such amounts. For the purposes of this agreement, a “Business Day” means a day on which commercial banks are open for business in Chicago, Illinois or, in the case of a payment to be made in an Optional Currency, the relevant financial center in relation to that Optional Currency.

6.3	In the event that default shall be made in the payment of any sum hereunder (including payments due under Section 6.2) interest shall accrue on the overdue amount from the date of default until the date of payment (as well after as before judgment) at a per annum interest rate equal to the sum of (x) the rate of interest set forth in Section 6.1 plus (y) 2.00%.

6.4	Notwithstanding Section 6.1, interest on amounts for the time being outstanding in an Optional Currency on the Account of any Borrower will be payable solely out of the assets of such Borrower at a rate per annum generally equivalent to the rate per annum which a custodian or sub-custodian in the relevant local market would charge the Bank for overdraft borrowings, as solely determined and set by the Bank and will be calculated based upon the number of days elapsed and a basis as determined by the Bank to represent market convention in the Optional Currency.

7	PAYMENTS

7.1	All payments due to the Bank under this agreement shall be paid in immediately available funds on the due date therefor.

7.2	If any Borrower is compelled by law to make any withholding or deduction for any present or future taxes, duties or other charges, in respect of any payments made under this Agreement, such Borrower shall pay the Bank such additional amounts as are necessary for the Bank to receive the amount which would have been payable if such withholding or deduction had not been required. Such Borrower shall provide the Bank with evidence that such taxes, duties or other charges have been paid by forwarding to the Bank official receipts within 30 days of payment.

7.3	The Bank will give each Borrower ten Business Days notice of any cost to the Bank (as determined by the Bank in its sole discretion, and including any reduction in the rate of return on the Bank’s capital resources) of complying with any reserve, special deposit, capital adequacy, liquidity or any other requirements or requests whatsoever of any applicable regulatory authority relating to the Facility, such Borrower or the Bank, and such Borrower shall pay such cost to the Bank at the expiry of such ten-Business Day period.

8	COVENANTS

8.1	Each Borrower shall not create or purport to create any security interest, including any mortgage, charge (whether fixed or floating), pledge, lien, encumbrance, hypothecation, title retention or other security interest of any kind (collectively, “Liens”) or any form of financial assurance or support whatsoever and whether legally binding or not, over or in relation to any of its assets other than Liens (i) in favor of the Bank and (ii) arising in connection with indebtedness permitted by Section 13(a) of the Custody Agreement.

8.2	Each Borrower shall not incur or allow to subsist any other financial indebtedness of any nature whatsoever unless expressly permitted by the Bank other than: (i) indebtedness incurred under this Agreement or the Custody Agreement; (ii) indebtedness permitted under Section 13(a) of the Custody Agreement; and (iii) other indebtedness incurred in the ordinary course of Trust’s or Borrowers’ business in connection with portfolio investments and investment techniques permissible under the 1940 Act.

8.3	Each Borrower shall appoint, and maintain the appointment of, the Bank as such Borrower’s custodian.

8.4

Each Borrower shall provide to the Bank as soon as available and in any event within 90 days after the end of each fiscal year of such Borrower, a statement of assets and liabilities of such Borrower as at the end of such fiscal year, a statement of operations for such fiscal year, a statement of changes in net assets for such fiscal year and the preceding fiscal year, a portfolio of investments as at the end of such fiscal year and the per share and other data for such fiscal year prepared in accordance with GAAP (as consistently applied) and all regulatory requirements, and all presented in a manner acceptable to the Securities and Exchange Commission or any successor or analogous Governmental Authority and acceptable to Deloitte & Touche or any other independent certified public accountants of recognized standing.

8.5	The Trust and each Borrower shall continue to engage in its investment business in accordance with its Investment Policies, Prospectus and registration statement and preserve, renew and keep in full force and effect its existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business; comply with all contractual obligations and requirements of law applicable to it, including without limitation the 1940 Act, except to the extent that failure to comply therewith could not, in the aggregate, be reasonably expected to have a Material Adverse Effect; maintain at all times its status as an investment company or a series, account or portfolio of an investment company registered under the 1940 Act; maintain at all times the Investment Adviser as the investment adviser of each Borrower; maintain each Borrower as a separate series, account or portfolio of the Trust.

8.6	Except as may be required by law, no Borrower may make any amendment to the Prospectus or registration statement of such Borrower relating to changes in the fundamental Investment Policies or investment objectives of such Borrower

9	DEFAULT

Each Borrower shall make repayment pursuant to Section 5, without demand by the Bank, upon the occurrence of any of the following (each an “Event of Default”):

(a)	failure by such Borrower to pay on the due date any amount payable by it hereunder at the place required hereunder;

(b)	failure by such Borrower to comply with any other provision of this Agreement or the Custody Agreement and, if such failure is capable of remedy, such Borrower fails to remedy the breach within a period of 3 Business Days following receipt of notice from the Bank notifying such Borrower of the breach and requiring remedial action;

(c)	such Borrower or the Trust being unable or being deemed to be unable to pay its debts as they fall due or becoming insolvent within the meaning of any applicable law;

(d)	any meeting of such Borrower or the Trust being convened for the purpose of considering any resolution or petition for its winding-up or the passing of any such resolution or the presentation of any such petition or the making of an order for such winding-up;

(e)	the commencement of any corporate, legal or administrative proceedings with a view to the dissolution of such Borrower or the Trust;

(f)	the modification, revocation or withholding of any authorization, approval, consent, license, exemption, filing, registration, notarization or other requirement necessary to enable such Borrower to comply with its obligations hereunder or for the Trust to carry on its business;

(g)	any representation or warranty made by such Borrower or the Trust herein or in the Custody Agreement or in any other certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or the Custody Agreement shall prove to have been incorrect in any material respect on or as of the date made; and

(h)	any event shall occur that could be reasonably expected to have a Material Adverse Effect.

10	SET-OFF

Each Borrower authorises the Bank to apply any credit balances to which such Borrower is entitled on any Account in or towards satisfaction of any sum then due and payable from such Borrower to the Bank. Each Borrower acknowledges that the Bank has a continuing Lien on all assets held in Accounts maintained by the Bank pursuant to the Custody Agreement and that Lien may be exercised for the purposes of securing any amounts owing by such Borrower to the Bank under this Agreement or the Custody Agreement.

11	PARTIES

This Agreement shall be binding upon and inure to the benefit of the Trust, each Borrower, the Bank and their respective successors and assigns, except that, except as may otherwise be provided herein, neither the Trust nor any Borrower may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Bank.

12	NOTICES

Any notice or other communication to be made hereunder shall be made to the Bank, the Trust or the Borrowers, as the case may be, using the following details:

To the Bank:

The Northern Trust Company

50 South LaSalle, St

Chicago, Illinois 60603

Fax:	312-557-1425
Email:	Nah2@ntrs.com
Attention:	Nathalie A. Houde

Senior Vice President

Global Financial Institutions

To the Trust or any Borrower:

Ariel Investment Trust

c/o Ariel Investments LLC

200 East Randolph Street

Suite 2900

Chicago, IL 60601

Attn: Mr. James R. Rooney

Email: jrooney@arielinvestments.com

All such notices or communications shall be effective upon actual receipt. Notices sent by fax or email shall be valid as written notices hereunder provided (in the case of a fax) an automatic fax delivery receipt is received by the sender showing full transmission of all pages or (in the case of an email) an acknowledgement of delivery is received by the sender demonstrating that the email has arrived at the destination address and there is no reason to assume the email will not be read forthwith by the intended recipient.

13	GOVERNING LAW

This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the substantive laws of the state of Illinois, without regard for its choice of law rules.

14	WAIVER OF JURY TRIAL

Each Borrower, the Trust and the Bank hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

15	COUNTERPARTS

This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

16	EXPENSES

Each Borrower agrees severally to reimburse the Bank for its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and any other documents prepared in connection herewith, including, without limitation, the reasonable fees and disbursements of counsel to the Bank.

17	LIMITATION OF LIABILITY

The Bank, the Trust and the Borrowers acknowledge and agree that the Bank shall look solely to the property of each Borrower for the enforcement of any claim against such Borrower. None of the trustees, officers, employees, agents or shareholders of the Trust or any Borrower assumes any personal liability for the obligations entered into by the Trust, on behalf of each Borrower, with respect to the Facility Amount. In addition, the principal amount of any Overdraft, and accrued interest thereon, and any fees, costs, expenses, indemnities or other amounts payable in connection with or relating to any Borrower or any Overdraft pursuant to this Agreement (other than any fees, costs, expenses, indemnities or other amounts payable to the Bank pursuant to the terms hereof not specific or identifiable to any Borrower or Borrowers or any particular Overdraft), shall be paid or repaid solely from the assets of the Borrower to which such Overdraft is made, and the Bank shall have no right of recourse or offset against the assets of any other Borrower or any other series of the Trust for such amounts. Each Borrower shall be severally liable to the Bank hereunder for fees, costs, expenses, indemnities or other amounts owed to the Bank pursuant to the terms hereof that are not specific or identifiable to any Borrower or Borrowers or any particular Overdraft in accordance with such Borrower’s Ratable Percentage thereof from time to time. Each Borrower’s “Ratable Percentage” shall be equal the relative aggregate net asset values of such Borrower, expressed as a percentage, compared with the aggregate net asset value of all of the Borrowers.

18	FACILITY FEE

Each Borrowers shall pay to the Bank on the date hereof and on each anniversary of the date hereof for so long as the Facility is made available to such Borrower its pro rata share of a non-refundable facility fee in the amount of $15,000.00.

[The remainder of this page intentionally left blank; signature page follows.]

If the foregoing correctly sets forth our arrangement, please indicate your acceptance of the terms hereof by signing in the appropriate space below and returning to the Bank the enclosed duplicate originals of this Agreement.

Yours faithfully,

THE NORTHERN TRUST COMPANY

By:	/s/ Nathalie A. Houde
Name: Nathalie A. Houde
Title: Senior Vice President

ACCEPTED AND AGREED TO BY:

ARIEL INVESTMENT TRUST, on behalf of
Ariel Fund
Ariel Appreciation Fund
Ariel Focus Fund
Ariel Discovery Fund
Ariel International Fund
Ariel Global Fund

By:	/s/ James R. Rooney
Name: James R. Rooney
Title: CFO and Treasurer